Exhibit 10.1

December 1, 2005

Jerauld J. Cutini

c/o Aviza Technology, Inc.

440 Kings Village Road

Scotts Valley, California 95066

Re:                             Employment Agreement

Dear Jerauld:

Aviza Technology, Inc. (the “Company”) is pleased to offer you the position of President and Chief Executive Officer.  This letter (the “Agreement”) sets forth, among other things, the terms of your employment with the Company.

1.                                      DUTIES.  Your employment shall commence hereunder effective as of the Effective Time (as such term is defined in that certain Agreement and Plan of Merger, dated as of March 14, 2005, by and among New Athletics, Inc., Aviza Technology, Inc., Trikon Technologies, Inc., Baseball Acquisition Corp. I and Baseball Acquisition Corp. II, as amended (the “Merger Agreement”)) (the “Effective Date”).  You shall be employed as the President and Chief Executive Officer, and shall perform the duties customarily associated with this position.  You shall report to the Company’s Board of Directors (the “Board”) and shall perform your services on a full-time basis from the Company’s headquarters, subject to any required business travel.  You shall devote your full working time and attention to the business affairs of the Company.

2.                                      BASE SALARY.  You shall receive an annual base salary of $400,000 for all hours worked to be paid in accordance with the Company’s customary payroll procedures, less payroll deductions and withholdings.

3.                                      STOCK OPTIONS.  As soon as practicable following the Effective Time, the Board shall grant you an option (the “Stock Option”) to purchase Three Hundred Thousand (300,000) shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”).  The Stock Option shall have a per-share exercise price equal to the fair market value of the Common Stock as of the date of grant, which shall be the closing price of the Common Stock on the Nasdaq National Market on the trading day immediately preceding the date of grant.  The vesting of the Stock Option shall commence on the Effective Date.  Assuming your continued employment with the Company, the Stock Option shall vest and become exercisable in substantially equal monthly installments over the four- (4)-year period commencing on the Effective Date, such that the Stock Option is fully vested and exercisable on the fourth (4th) anniversary of the Effective Date, provided that you remain a service provider of the Company continuously through such date.  The Stock Option shall be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent permitted under applicable law and except as set forth herein shall be subject to the terms and conditions of the Company’s stock option plan and form of stock option agreement used in connection with grants thereunder.

4.                                      BENEFITS.  You shall be eligible to participate in any or all of the employee benefit plans or programs the Company generally makes available to similarly situated employees, pursuant to the terms and conditions of such plans.

5.                                      EXPENSES.  You shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which you reasonably incur in furtherance of the Company’s business and in accordance with the Company’s standard policies.

6.                                      COMPANY POLICIES.  As an employee of the Company, you will be expected to abide by all of the Company’s policies and procedures.

7.                                      OUTSIDE ACTIVITIES.  While employed by the Company, you shall not engage in any business activity in competition with the Company nor make preparations to do so.

8.                                      AT-WILL EMPLOYMENT.  As an employee of the Company, you may terminate your employment at any time with or without notice and for any reason or no reason.  Similarly, the Company may terminate your employment at any time with or without notice and for any reason or no reason, with or without cause, subject to the provisions of Section 9 below.  Your at-will employment relationship with the Company cannot be changed except in writing signed by a duly appointed representative of the Board.

9.                                      SEVERANCE BENEFITS.

(a)                                  Termination By the Company Without Cause or Constructive Termination.   If the Company terminates your employment without Cause (as defined below), or if there is a Constructive Termination (as defined below), in each case, at any time prior to the occurrence of a Change in Control (as defined below) or more than twelve (12) months following the occurrence of a Change in Control, and if you provide the Company with a signed general release of all claims and do not revoke such release, the form of which shall be reasonably acceptable to the Company, the Company shall provide you with the following severance benefits:  (i) a cash payment in an amount equal to twelve (12) months of your then current base salary (the “Cash Payment”), which Cash Payment shall be payable in substantially equal monthly installments over the twelve- (12)-month period commencing on your termination date, such that the Cash Payment is fully paid on the twelve- (12)-month anniversary of your termination date (such date, the “Severance Period Termination Date”); (ii) in the event that you elect to receive continued health benefits pursuant to the Consolidated Omnibus Reconciliation Act (“COBRA”), the Company shall pay the cost of your applicable COBRA premiums until the earlier of:  (x) the Severance Period Termination Date or (y) the date you are first covered under any comparable group health plan and (iii) on your date of termination, (x) you shall immediately become 100% vested with respect to any options to purchase Common Stock that you then hold with respect to which you would otherwise have become vested on or prior to the Severance Period Termination Date (assuming your continued employment with the Company through the Severance Period Termination Date) and (y) any restrictions with respect to restricted shares or restricted share units of Common Stock that you then hold that would otherwise lapse on or prior to the Severance Period Termination Date (assuming your continued

employment with the Company through the Severance Period Termination Date) shall immediately lapse.

You understand and agree that you shall not be entitled to any other severance pay, severance benefits, or any other compensation or benefits other than as set forth in this paragraph in the event of such a termination, other than as required under applicable law.  You and the Company hereby understand and agree that during the period that the severance benefits referred to in this paragraph are payable to you, you shall not be an employee of the Company for any purpose, including, without limitation, for the purpose of determining the Company’s payroll tax and withholding obligations.

(b)                                  Termination By the Company with Cause or Other Termination By You.  If the Company terminates your employment with the Company with Cause, or if you voluntarily terminate your employment with the Company (other than pursuant to a Constructive Termination) on or within twelve (12) months after a Change in Control, you shall not be entitled to any severance pay, severance benefits or any compensation or benefits from the Company whatsoever, other than as required under applicable law.

(c)                                  Termination Following Change in Control.  If the Company terminates your employment with the Company without Cause (as defined below), or if there is a Constructive Termination (as defined below), in each case, at any time on or within twelve (12) months after a Change in Control, and if you provide the Company with a signed general release of all claims and do not revoke such release, the form of which shall be reasonably acceptable to the Company, the Company shall provide you with the following severance benefits:  (i) the Cash Payment, which Cash Payment shall be payable in substantially equal monthly installments over the twelve- (12)-month period commencing on your termination date, such that the Cash Payment is fully paid on the Severance Period Termination Date; (ii) in the event that you elect to receive continued health benefits pursuant to COBRA, the Company shall pay the cost of your applicable COBRA premiums until the earlier of:  (x) the Severance Period Termination Date or (y) the date you are first covered under any comparable group health plan and (iii) on your date of termination, you shall immediately become 100% vested with respect to any options to purchase Common Stock that you then hold and/or any restrictions with respect to restricted shares or restricted share units of Common Stock that you then hold shall immediately lapse; provided, however, that if the Company terminates your employment following the effective date of a Change in Control described in clause (e)(2) below but you accept employment with the Company’s successor or acquiror within thirty (30) days after the effective date of the Change in Control on terms and conditions not less favorable to you than those contained in this Agreement, you shall not be entitled to any severance benefits under this clause (c); and provided further, that if your employment is thereafter terminated by the successor or acquiror without Cause, or if there is a Constructive Termination, at any time within twelve (12) months following the occurrence of the Change in Control, you shall be entitled to the severance benefits described above in this clause (c).

You understand and agree that you shall not be entitled to any other severance pay, severance benefits or any other compensation or benefits other than as set forth in this paragraph in the event of such a termination, other than as required under applicable law.  You and the Company hereby understand and agree that during the period that the severance benefits referred to in this paragraph are payable to you, you shall not be an employee of the Company for any purpose, including, without limitation, for the purpose of determining the Company’s payroll tax and withholding obligations.

(d)                                        Death or Disability.  If your employment with the Company terminates as a result of your death or permanent disability (as determined by the Board in good faith) you and your estate or beneficiaries shall not be entitled to any severance pay, severance benefits or any compensation or benefits from the Company whatsoever, other than as required under the terms of the Company’s then existing insurance and retirement plans and applicable law.

(e)                                  Definitions.

(1)                                 Cause.  For purposes of this Agreement, the term “Cause” means:  (i) theft, dishonesty or falsification of any employment or Company records; (ii) malicious or reckless disclosure of the Company’s confidential or proprietary information; (iii) commission of any immoral or illegal act or any gross or willful misconduct, where the Company reasonably determines that such act or misconduct has (A) seriously undermined the ability of the Company’s management to entrust you with important matters or otherwise work effectively with you, (B) contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally effected the business or reputation of the Company or any of its subsidiaries; and/or (iv) your breach of this Agreement or the failure or refusal by you to work diligently to perform tasks or to work toward the achievement of goals reasonably requested by the Board, provided such breach, failure or refusal continues after the receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem.  “Cause” shall not mean a physical or mental disability.

(2)                                 Change in Control.  For purposes of this Agreement, the term “Change in Control” means the consummation of any of the following transactions:

a.                                       the closing of a business combination (such as a merger or consolidation) of the Company with any other corporation or other type of business entity (such as a limited liability company), in each case, other than the Mergers (as such term is defined in the Merger Agreement), which would result in the voting securities of the Company outstanding immediately prior thereto not continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such controlling surviving entity outstanding immediately after such business combination;

b.                                       the sale, lease, exchange or other transfer or disposition by the Company of all or substantially all (more than seventy percent (70%)) of the Company’s assets by value;

c.                                       the individuals who, immediately following the Effective Time (as such term is defined in the Merger Agreement), are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election, by the holders of Common Stock, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; and provided further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

d.                                       an acquisition of any voting securities of the Company by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than an affiliate of VantagePoint Venture Partners, immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities.

Notwithstanding the foregoing, in no event shall a transaction a primary purpose of which is to finance the Company with cash (as determined by the Board in its sole discretion), such as a transaction in which a series of preferred stock is sold by the Company to one or more investors for cash, for example, constitute a Change in Control for purposes of this Agreement.

(3)                                 Constructive Termination.  For purposes of this Agreement, the term “Constructive Termination” means your resignation within sixty (60) days of one or more of the following events which remains uncured thirty (30) days after your delivery of written notice thereof:

a.                                       the delegation to you of duties or the reduction of your duties, either of which substantially reduces the nature, responsibility, or character of your position immediately prior to such delegation or reduction;

b.                                       a material reduction by the Company in your base salary in effect immediately prior to such reduction;

c.                                       a material reduction by the Company in the kind or level of employee benefits or fringe benefits to which you were entitled prior to such reduction; or the taking of any action by the Company that would adversely affect your participation in any plan, program or policy generally applicable to employees of equivalent seniority; or

d.                                       the Company’s requiring you to relocate your office to a place more than fifty (50) miles from the Company’s present headquarters location (except that required travel on the Company’s business to an extent substantially consistent with your present business travel obligations shall not be considered a relocation).

10.                               RETURN OF MATERIALS.  At the termination of your relationship with the Company, you shall promptly return to the Company, and shall not take with you or use, all items of any nature that belong to the Company, and all materials (in any form, format, or medium) containing or relating to the Company’s business.

11.                               ENTIRE AGREEMENT.  This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein.  If you enter into this Agreement you are doing so voluntarily, and without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein.  This Agreement supersedes any other such promises, warranties, representations or agreements.  This Agreement may not be amended or modified except by a written instrument signed by you and an authorized representative of the Board.

12.                               SEVERABILITY.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but such invalid, illegal or unenforceable provision shall be reformed, construed and enforced so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

13.                               BINDING NATURE.  This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors of the respective parties hereto.

14.                               GOVERNING LAW.  This Agreement shall be governed in all respects by the laws of the State of California without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

15.                               CODE SECTION 409A.  This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code, and any payment scheduled to be made hereunder that would otherwise violate Section 409A of the Code shall be accelerated (if possible in compliance with 409A) or delayed (if acceleration is not possible in compliance with 409A) to the extent necessary for this Agreement and such payment to comply with Section 409A of the Code

16.                               DISPUTE RESOLUTION.  To ensure the timely and economical resolution of disputes that arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Francisco, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules.  By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law.  The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law.  Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

(Signature page follows)

If you choose to accept this Agreement under the terms described above, please sign below and return this letter to me.

We look forward to your favorable reply, and to a productive and enjoyable work relationship.

Very truly yours,

Aviza Technology, Inc.

/s/ Patrick C. O’Connor
By: Patrick C. O’Connor
Its: Executive Vice President and Chief Financial
Officer

Accepted and Agreed to by:

/s/ Jerauld J. Cutini	April 4, 2006
Jerauld J. Cutini	Date